Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 4, 2005
CONTACT:	John W. Pearson
406-373-8742

STILLWATER MINING REPORTS THIRD QUARTER RESULTS

BILLINGS, MONTANA – STILLWATER MINING COMPANY (NYSE:SWC) reported a net loss of $9.1 million for the third quarter of 2005 or $0.10 per diluted share, on revenue of $119.1 million, compared to net loss of $0.9 million for the third quarter of 2004 or $0.01 per diluted share, on revenue of $144.6 million.  The increased loss was due to lower production at the Stillwater Mine coupled with marginally lower price realizations and a $5.7 million increase in depreciation and amortization expense on additional capital placed in service during 2005.  The third quarter of 2004 included the effects of a ten-day work stoppage at the Stillwater Mine, $5.2 million in costs related to a refinancing, and a $2.1 million write-off of a tunnel boring machine; however, these costs were largely offset in 2004 by higher price realizations on sales of palladium received in the Norilsk Nickel transaction and by much higher sales volumes as the Company worked down ore inventories stockpiled during a second-quarter 2004 smelter refurbishment.

For the first nine months of 2005, the Company reported a net loss of $10.9 million, or $0.12 per diluted share, on revenue of $371.9 million, compared to net income of $26.5 million, or $0.29 per diluted share, on revenue of $329.5 million for the first nine months of 2004.  The year-to-date 2005 net loss reflects a $16.5 million increase in non-cash depreciation and amortization expense primarily due to capital development placed in service during 2005, lower price realizations on PGM mine production and higher operating costs due to increased material costs particularly for fuel and steel.  Results for the nine-month period ended September 30, 2004, include the benefit of approximately $6.0 million related to the cumulative effect of the change in accounting method with regard to depreciation and amortization and the effects of a ten-day work stoppage at the Stillwater Mine, $5.2 million of costs related to a refinancing, and the $2.1 million write-off of a tunnel boring machine.

Announcing the Company’s results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, “During the third quarter and first nine months of 2005, we continued to generate positive operating cash flow, even as our reported results were lower due to increases in our non-cash depreciation and amortization expense.  The Company had cash, cash equivalents and highly liquid short-term investments of $137.3 million at September 30, 2005, up from $109.2 million as of December 31, 2004.”

Mr. McAllister continued, “While the price of palladium has recently strengthened, in general the market price of palladium has remained at low levels.  During this time, the Company has benefited from floor prices in its long-term sales contracts and from sales of the palladium we received in the Norilsk Nickel transaction.  With the conclusion in the first quarter of 2006 of the palladium inventory sales and the expiration of the auto contracts in 2010, the Company would then be exposed to market prices on sales of its metals.  We are concerned that if prices remain at or below current low levels at that time, the Company’s future revenues, profitability and cash flow would increasingly suffer.  With this in mind, the Company has reviewed its operating plans and expenditures and has adopted a series of operating initiatives, at the mines, designed to improve operations, to enable us to operate more effectively as the expiration of the long-term sales contracts in 2010 approaches.  While the initiatives are inter-related they fall into the following categories:

1.	Continue to advance our operation safety systems,

2.	Increase the developed state of both mines,

3.	Re-introduce selective mining methods,

4.	Increase production levels,

5.	Ultimately, all of these actions are designed to reduce operating costs per ounce.”

“The Company has shown continued improvement in safety with a year-to-date accident incident rate decline to 3.4 from a 5.0 rate experienced in 2004.  We have allocated capital and are well advanced on increasing the developed state at both the Stillwater and East Boulder mines, including the infrastructure required to increase proven ore reserves and production.  The re-introduction of selective mining methods will enable our people to access ore reserves cost effectively that we now by-pass.  This will add to proven ore reserves, increase production, reduce the amount of secondary development associated with bulk mining methods and reduce the longer-term development needed to sustain targeted production levels.”

“The production opportunity is to expand from the approximately 2,000 ton per day current rate of production at the Stillwater Mine to 2,750 tons per day and from the approximately 1,300 ton per day current rate of production at East Boulder to 2,000 tons per day, rates for which the infrastructures were designed.  Overall costs are expected to be reduced as each initiative is implemented directly affecting cost per ounce.  Cost per ounce should also benefit from economies of scale as production is increased.”

“Production at the Stillwater Mine averaged 1,740 tons of ore per day during the third quarter and 1,957 tons of ore per day during the first nine months of 2005, a 13% decrease and 2% decrease, respectively, from the 1,995 tons of ore per day averaged during 2004.  Production during the third quarter of 2005, suffered from seasonally reduced manpower availability and continuing emphasis on development efforts.”

“The rate of ore production at the East Boulder Mine averaged 1,310 and 1,302 tons of ore per day during the third quarter and the first nine months of 2005, respectively, a decrease of  1% and 2% from the 1,326 tons of ore per day averaged during 2004.   Development of two new 1,800-foot ventilation raises at East Boulder continues behind schedule, delaying a planned increased rate of production. The first raise is now expected to be completed during the fourth quarter of 2005 and the second expected in the second half of 2006, about 12-months behind plan.   Meanwhile the Company is utilizing a portion of its manpower and equipment to further advance East Boulder’s developed state.”

“Reflecting the efforts at both Stillwater and East Boulder in 2005 to improve the developed state of the mines, during the third quarter of 2005 new primary development totaled 9,605 feet at the Stillwater Mine and 4,128 feet at the East Boulder Mine.  These numbers represent 38% and 11% increases, respectively, from the average quarterly advance achieved in 2004 and are well ahead of plan.  Capital spending requirements at the mines will decline in future years following completion of the expanded 2005-2006 development program,” stated Mr. McAllister.

“The Company has continued to pursue marketing of palladium for jewelry.  The growth in the use of palladium as a primary metal for jewelry in China is astonishing, since virtually none is sold in the first tier cities of Beijing, Shanghai, and Guangzhou.  And based upon 2005 imports into China solely through Hong Kong, the trend to date suggests 2005 consumption could reach as much as 1.3 million ounces of palladium.  In addition, we are seeing momentum building in North America for palladium jewelry.  Professional Jeweler magazine is publishing a series of technical articles over the next year regarding palladium jewelry, sponsored by the Company and initial reactions from readers are encouraging.  Stillwater is also taking the lead in exploring the formation of an International Palladium Council to be comprised of palladium producers, fabricators and jewelers to market the use of palladium in jewelry.”

“The Company continues to secure platinum prices in the forward market.  At the end of the third quarter of 2005 we had 177,100 ounces, or about 45% of our anticipated platinum mine production for the period from October of 2005 through June of 2008 hedged, at an overall average price of about $848 per ounce.  The Company has enjoyed the benefit of unusually high platinum prices during the past several quarters, particularly in contrast to the relatively low market prices for palladium over the same period.  The difference in market price between platinum and palladium is now well over $700 per ounce, recently peaking at $735, an unusually wide spread.  The financially settled forward transactions provide a measure of protection to the Company against any significant decline in platinum prices,” Mr. McAllister concluded.

OPERATING RESULTS

Quarter Ended September 30

During the third quarter of 2005, the Company produced a total of 128,000 ounces of palladium and platinum, compared to 121,000 ounces of palladium and platinum in the third quarter of 2004.  Third quarter PGM production at the Stillwater Mine increased to approximately 83,000 ounces in 2005, compared to 80,000 ounces in the 2004 third quarter.  At the East Boulder Mine, third quarter production grew to approximately 45,000 ounces, compared to 41,000 ounces in the same period as last year.  The overall production increase was driven by several factors, including improved output at the East Boulder Mine, offset in part by a ten-day work stoppage at the Stillwater Mine during the third quarter of 2004 and relatively weak production from Stillwater Mine during the third quarter of 2005.

The Company’s realized prices for mine production are bolstered by long-term sales agreements containing floor prices for palladium that currently are well above the market price.  To a lesser degree, platinum realizations were constrained by contractual price ceilings and by unfavorable financially settled forward contracts maturing during the quarter.  Net per-ounce realizations for mine production in the 2005 third quarter were $355 for palladium and $820 for platinum, compared to $372 and $819, respectively, in the third quarter of 2004.  When platinum and palladium sales for the third quarter of 2005 are averaged together, the Company’s combined realized price for mine production was $468 per ounce, about 2% lower than the corresponding realization for the third quarter of 2004.  However, without the palladium price floors and the constraints on platinum prices, the average realization in the third quarter of 2005 would have been about $358 per ounce.

During the third quarter of 2005, the Company’s total cost of metals sold was $102.1 million, compared to $115.8 million for the same period of 2004.  The 12% decrease reflects an 16% decrease in total ounces sold due in part to additional ounces processed and sold in the third quarter of 2004 from ore which had been stockpiled during the 2004 second-quarter refurbishment of the Company’s smelter and refinery.  The component of total cost of metals sold attributable to mine production was $49.2 million for the third quarter of 2005, compared to $65.4 million for the same period of 2004. This decrease was a result of a 25% decrease in sales of mine production ounces due to additional ounces sold in 2004 as a result of the smelter re-bricking.

Total consolidated cash costs per ounce, a non-GAAP measure of production efficiency (discussed in detail in the Company’s 2004 Annual Report on Form 10-K), decreased 7% to $329 per ounce in the third quarter of 2005, compared to $354 per ounce for the same period in 2004.  The $25 per ounce decrease is primarily due to the increase in mine production for the quarter.

Third quarter 2005 sales include 33,000 ounces of PGMs from catalyst recycling - including 11,000 ounces of palladium, 18,000 ounces of platinum and 3,000 ounces of rhodium, - and 110,000 ounces of palladium delivered out of the inventory received in the 2003 Norilsk Nickel transaction.  At September 30, 2005, the Company had approximately 173,000 ounces of palladium inventory remaining.  If the Company continues to deliver at the same rate as the third quarter of 2005, the palladium received in the 2003 Norilsk Nickel transaction will be completely sold by the end of the first quarter of 2006. Corresponding sales for the third quarter of 2004 were 36,000 ounces of PGMs from recycling - including 11,000 ounces of palladium, 22,000 ounces of platinum and 3,000 ounces of rhodium - and approximately 110,000 ounces from the palladium received in the Norilsk Nickel transaction.

Nine Months Ended September 30

During the first nine months of 2005, the Company’s mines produced 411,000 ounces of palladium and platinum, compared to 416,000 ounces of palladium and platinum in the first nine months of 2004.  The overall production decrease reflects the allocation of production resources in 2005 toward further improving the developed state of the mines.  PGM production at the Stillwater Mine decreased 2% to approximately 288,000 ounces in the first nine months of 2005, compared to 293,000 ounces for the same period of 2004.  PGM production at the East Boulder Mine was approximately 123,000 ounces in the first nine months of 2005, the same as the corresponding period last year.

Realized prices per ounce for mine production in the first nine months of 2005 averaged $355 for palladium and $824 for platinum, compared to $376 and $842, respectively, for the same period of 2004.  When platinum and palladium sales from mine production are averaged together for the nine-month period, the Company’s combined net realized price was $467 per ounce, about 3%, or $15 per ounce, lower than the 2004 first nine months’ combined realized price.  Palladium realizations benefited from the floor prices included in the Company’s long-term sales contracts and a small portion of the platinum realizations were constrained by ceiling prices in the same contracts.  Net platinum realizations also were constrained by unfavorably settled forward contracts during the period. Without the effect of contractual price floors and ceilings and unfavorable forward contracts, however, the Company’s combined average PGM realization would have been only about $353 per ounce for the first nine months of 2005.

For the first nine months of 2005, the Company’s total cost of metals sold was $302.5 million, compared to $235.2 million for the same period of 2004, a 29% increase.  Approximately $41.1 million of the increase is related to sales of the palladium received in the Norilsk Nickel transaction and associated purchases of platinum and rhodium.  Another $13.7 million relates to increased volumes and higher acquisition cost for recycled PGM materials.  The remainder is largely attributable to higher labor and materials costs at the Company’s operating mines.  The portion of total cost of metals sold attributable to mine production was $144.7 million for the first nine months of 2005, compared to $132.3 million for the same period of 2004, a 10% increase.  The increase was primarily due to the 2% increase in ounces sold in the first nine months of 2005, coupled with increased payroll and burden costs and higher prices for key raw materials, particularly steel and fuel.

Total consolidated cash costs per ounce produced, a non-GAAP measure of production efficiency described more fully in the Company’s 2004 Annual Report on Form 10-K, increased $24 or 8% in the first nine months of 2005 to $321 per ounce from $297 per ounce in the same period of 2004.  The increase is primarily due to a 1% decrease in mine production, by higher labor costs, increased employee benefit and health care costs and an escalation in material costs reflecting higher prices paid for certain basic raw materials.

Sales for the first nine months of 2005 include 94,000 ounces of PGMs from catalyst recycling - including 33,000 ounces of palladium, 52,000 ounces of platinum and 9,000 ounces of rhodium, - and 329,000 ounces of palladium delivered out of the inventory received in the 2003 Norilsk Nickel transaction.  Corresponding sales for the first nine months of 2004 were 82,000 ounces of PGMs from recycling - including 26,000 ounces of palladium, 49,000 ounces of platinum and 7,000 ounces of rhodium - and 266,000 ounces from the palladium received in the Norilsk Nickel transaction.

STILLWATER MINE

Quarter Ended September 30

At the Stillwater Mine, PGM production increased 4% to 83,000 ounces in the third quarter of 2005 from the 80,000 ounces produced in the third quarter of 2004.  Third-quarter 2005 production suffered from seasonally reduced manpower availability during July and August.  By quarter-end the availability of manpower had improved.  The 2004 third quarter included a ten-day strike at the Stillwater Mine and metals processing facilities.  During the quarter, a total of 182,000 tons were milled with a combined mill head grade of 0.50 ounce per ton, compared to 161,000 tons with a combined mill head grade of 0.54 ounce per ton in the third quarter of 2004.  The mining rate during the third quarter of 2005 was approximately 1,740 tons of ore per day as a result of the manpower shortages and the dedication of resources toward improving the developed state of the mine rather than on expanding production.  Ore production in the third quarter of 2004 was affected by lost production from a union strike early in the quarter.

During the third quarter of 2005, the total cost of revenues at the Stillwater Mine was $47.3 million, compared to $47.8 million for the third quarter of 2004.  Total cash costs per ounce, a non-GAAP measure of production efficiency, increased to $325 for the third quarter of 2005 from $309 per ounce in the second quarter of 2005, but decreased from $341 per ounce when compared to the same period in 2004.  Increased employee benefit and health care costs and escalating prices for certain key raw materials in 2005 have contributed to higher total cash costs in 2005. The decrease from 2004 is primarily due to the fact that in 2004 total cash costs per ounce were abnormally high due to 10 days reduced production as a result of the union strike.

Nine Months Ended September 30

For the first nine months of 2005 the mine produced 288,000 ounces of platinum and palladium, compared to 293,000 ounces for the first nine months of 2004.  The decrease is primarily as a result of allocating incremental production resources in 2005 toward further primary development.

During the first nine months of 2005, the total cost of revenues at the Stillwater Mine was $141.7 million, compared to $113.7 million for the first nine months of 2004, the result of a 2% increase in ounces sold in the first nine months of 2005, coupled with increased payroll and burden costs and higher prices for key raw materials, particularly steel and fuel.  As already noted, during the 2004 refurbishment of the smelter and refinery, mill concentrates were stockpiled for later processing, resulting in higher than normal product inventories and 10 days production was lost due to the union strike.

For the first nine months of 2005, total cash costs per ounce, a non-GAAP measure of production efficiency, were $310, compared to $280 during the same period in 2004. The increase reflects growth in employee benefit and health care costs and higher prices paid for certain key raw materials in 2005.

Inventory

During the third quarter of 2005, the Company reduced the aggregate inventory carrying value of certain of its in-process and finished goods inventories by $1.4 million to reflect costs in excess of market value.   The Company is generally required to report its inventories on a cost basis, provided that if the Company,  in the ordinary course of business, expects to sell inventory at less than cost, it must report its inventory at market value.    The Company determined that this reduction was required at September 30, 2005, because the market value of its inventory was less than the cost as of such date.

Capital Spending

During the third quarter of 2005 capital expenditures at the mine were $15.1 million, of which $13.0 million was for capitalized mine development.  Year-to-date capital spending was $38.6 million of which $34.7 million was spent for capitalized mine development.

EAST BOULDER MINE

Quarter Ended September 30

Productivity improved modestly during the third quarter of 2005 at the East Boulder Mine, which produced 45,000 ounces of palladium and platinum in the period, compared to 41,000 ounces in the third quarter of 2004.  The mining rate averaged 1,310 tons of ore per day for the quarter, similar to the third quarter of 2004.  The East Boulder mill processed a total of 121,000 tons with a mill head grade of 0.42 ounce per ton during the third quarter of 2005, compared to 126,000 tons with a mill head grade of 0.38 ounce per ton for the same quarter last year.

During the third quarter of 2005, the total cost of revenues at the East Boulder Mine was $21.3 million, compared to $31.3 million for the third quarter of 2004 due to a $10.4 million period-on-period reduction in metals inventory accumulated during the 2004 second quarter smelter re-bricking and a $1.3 million increase in depreciation and amortization expense as a result of depletion of new capital development placed into service during 2005.

Total cash costs per ounce, a non-GAAP measure of production efficiency, decreased to $337 in the third quarter of 2005, compared to $378 per ounce for the same period in 2004 due to the improved output and grade in 2005.

Nine Months Ended September 30

For the first nine months of 2005, the East Boulder Mine produced 123,000 ounces of palladium and platinum, the same as 2004.

During the first nine months of 2005, the total cost of revenues at the East Boulder Mine was $63.1 million, compared to $62.1 million for the same period in 2004 due to a $3.7 million period-on-period reduction in metals inventory from mine production and a $3.1 million increase in depreciation and amortization expense as a result of depletion of new capital development placed into service during 2005. During the second quarter of 2004, the Company’s smelting and refining facilities were shut down for about a month for re-bricking the smelter resulting, as already noted, in the build-up of concentrate inventories during the period.

For the first nine months of 2005, total cash costs per ounce, a non-GAAP measure of production efficiency, increased to $349 from $339 for the same period in 2004 due to the higher employee benefit and health care costs and higher prices for certain key raw materials in 2005.

Capital Spending

During the third quarter of 2005, capital expenditures at the mine were $11.1 million, of which $9.3 million was incurred for capitalized mine development.  Year-to-date capital spending is $27.6 million, of which $22.7 million was incurred for capitalized mine development.

FINANCES

Revenues

Revenues were $119.1 million for the third quarter of 2005 compared to $144.6 million for the third quarter of 2004.  The $25.5 million decrease was driven by a decrease of approximately $25.0 million in mine production revenues due to a decrease in the quantity of metals sold, 135,000 ounces in the third quarter of 2005, compared to 184,000 ounces in the same period of 2004.  Sales for the third quarter of 2004 included additional ounces produced from the ore stockpiled during the Company’s second-quarter 2004 refurbishment of the smelter and base metals refinery.  The combined average realized PGM price per ounce was $468 in the third quarter of 2005, compared to $478 in the same period of 2004, a 2% decrease.

Sales of 33,000 ounces from PGM recycling provided $24.0 million of added revenue in the third quarter, compared to $23.8 million on sales of 36,000 ounces in the same period of 2004.  The sale of 109,600 ounces of palladium received in the 2003 Norilsk Nickel transaction contributed $20.2 million to revenue for the quarter, at an average realized palladium price of approximately $184 per ounce, down from $23.4 million in the third quarter of 2004 when the average realized palladium price was $213 per ounce.  Additionally, the sale of 8,000 ounces of purchased platinum and rhodium sourced for one of the Company’s contracts added $11.9 million to 2005 third quarter revenues.

For the first nine months of 2005, revenues increased by 13% to $371.9 million, compared to $329.5 million for the same period of 2004.  Revenues from mine production were $203.0 million in the first nine months of 2005, compared to $204.7 million for the same period in 2004, a 1% decrease.  The quantity of mined metals sold increased slightly to 435,100 ounces in the first nine months of 2005 from 424,800 ounces in the same period of 2004, mostly attributable to lost production during the July 2004 work stoppage. However, offsetting the increase in ounces sold, the Company’s combined average realized PGM price per ounce declined to $467 for the first nine months of 2005, compared to $482 for the same period of 2004, a 3% drop.

Revenues from PGM recycling were $66.0 million for the first nine months of 2005, compared to $52.0 million for the same period in 2004 primarily due to an increase in the quantity of recycled PGMs sold and to substantially higher market prices for platinum and rhodium.   During the first nine months of 2005, 94,000 ounces of recycled PGMs were sold, compared to 82,100 ounces in the same period of 2004,  The lower ounces in 2004, again, resulted in part from the deferral of processing recycled material during the smelter refurbishment and in part from the ten-day strike during July of 2004.

Sales of approximately 328,800 ounces of palladium received in the Norilsk Nickel transaction generated $61.3 million in revenues during the first nine months of 2005, compared to $63.5 million in revenues on approximately 265,900 ounces of palladium sold during the same period of 2004.  The average realized price on these palladium sales was approximately $186 per ounce for the first nine months of 2005, compared to $239 per ounce for the same period in 2004, reflecting the decrease in palladium prices period to period. Additionally, the resale of 29,500 ounces of purchased platinum and rhodium added $41.6 million to revenues in the first nine months of 2005; during the comparable period of 2004, the Company realized $9.3 million in revenue on sales of approximately 2,200 ounces of platinum and 7,300 ounces of rhodium.

Cash from Operations

For the third quarter of 2005, net cash provided by operating activities was $29.9 million, compared to $60.5 million for the comparable period of 2004.   This decrease in cash provided from operating activities between the third quarter of 2004 and the third quarter of 2005 resulted from lower sales of mine production in the third quarter of 2005 as compared to the same period in 2004 due to processing of inventory stockpiled in the second quarter of 2004.

For the nine months ended September 30, 2005, net cash provided by operations was $110.2 million, compared to $100.3 million for the same period of 2004.  The increase in cash provided by operations was primarily due to increased sales in 2005 of palladium inventory received in the Norilsk Nickel transaction.

Capital Expenditures

Consolidated capital expenditures totaled $26.6 million in the third quarter of 2005, including $22.3 million incurred in connection with capitalized mine development activities, compared to a total of $20.9 million in the same period of 2004, which included $16.6 million of capitalized mine development.

For the first nine months of 2005, consolidated capital expenditures totaled $66.8 million, of which $57.4 million was incurred in connection with capitalized mine development activities, compared to $55.8 million for the same period of 2004, which included $45.3 million incurred in connection with capitalized mine development activities.

Debt

During the third quarter of 2005, the Company made $7.4 million in principal payments against the Company’s term debt facility. In accordance with the terms of the credit facility, the Company is required to remit 25% of the net proceeds from sales of palladium received in the Norilsk Nickel transaction to prepay its term loan facility.  Accordingly, $13.5 million of the long-term debt has been classified as a current liability at September 30, 2005, representing that portion of long-term debt expected to be prepaid under this arrangement during the next twelve months.

At September 30, 2005, the Company has $116.6 million outstanding under its term loan facilities bearing interest at approximately 7.125% and $14.1 million in letters of credit issued under the revolving credit facility, posted as collateral in support of the Company’s long-term reclamation obligations.  The outstanding letters of credit reduced the amount available under the revolving credit facility to $25.9 million at September 30, 2005.  The letters of credit carried an annual fee of 2.375% as of September 30, 2005.  The remaining unused portion of the revolving credit facility bears an annual commitment fee of 0.75%.

Cash Position

During the first nine months of 2005, cash, cash equivalents and other highly liquid investments increased by $28.1 million to a total of $137.3 million at September 30, 2005, including $108.1 million of cash and cash equivalents and $29.2 million of investments.  The Company’s net working capital at September 30, 2005, was $206.1 million, compared to $236.4 million at December 31, 2004.  The decrease in net working capital resulted primarily from a net reduction in operating assets and liabilities of $55.5 million mostly resulting from sales of palladium received in the Norilsk Nickel transaction, partially offset by the increase in cash and other liquid short-term investments.  The sale of the palladium received in the Norilsk Nickel transaction is expected to be completed in the first quarter of 2006.  The Company’s ratio of current assets to current liabilities was 3.9 at September 30, 2005 down from 4.5 at December 31, 2004.

METALS MARKET

During the third quarter of 2005, the market price for palladium averaged $187 per ounce, trading in a range between $172 and $201 per ounce, while platinum traded as high as $930 per ounce and as low as $860 per ounce and averaged $896 per ounce.

The palladium price traded in the mid-$180’s per ounce range for most of the quarter but began strengthening late in the quarter moving up to the $190 to $200 per ounce range as the platinum price went above the $900 per ounce level.  Demand for palladium reportedly continues to be strong this year for jewelry use in China and will mostly likely exceed the 2004 levels.

Stillwater Mining Company will host its third quarter results conference call at 12 noon Eastern Time on November 4, 2005.  The conference call dial-in number is 800-230-1093 (US) and 651-291-0561 (International).  The conference call will be simultaneously Web cast on the Internet via the Company’s Web site at www.stillwatermining.com.  To access the conference call on the Company’s Web site go to the Investor Relations Section under Presentations and click on the link to the conference call.  A replay of the conference call will be available on the Company’s Web site or by a telephone replay, dial-in number 800-475-6701 (US) and 320-365-3844 (International), access code 801530, through November 14, 2005 at 11:59 p.m.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia.  The Company’s shares are traded on the New York Stock Exchange under the symbol SWC.  Information on Stillwater Mining can be found at its Web site:  www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market.  Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2004 Annual Report on Form 10-K.  The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors.  Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

Key Factors Tables and Financial Statements follow.

Stillwater Mining Company
Key Factors
(Unaudited)

	Three months ended September 30,		None months ended September 30,

	2005	2004	2005	2004

OPERATING AND COST DATA FOR MINE PRODUCTION
Consolidated:
Ounces produced (000)
Palladium	99	93	317	321
Platinum	29	28	94	95

Total	128	121	411	416

Tons milled (000)	281	271	889	887
Mill head grade (ounce per ton)	0.49	0.49	0.50	0.51
Sub-grade tons milled (000) (1)	22	16	59	42
Sub-grade tons mill head grade (ounce per ton)	0.15	0.18	0.16	0.22
Total tons milled (000) (1)	303	287	948	929
Combined mill head grade (ounce per ton)	0.47	0.47	0.48	0.50
Total mill recovery (%)	91	90	91	91
Total operating costs (000) (Non-GAAP) (2)	$35,635	$35,386	$112,450	$104,788
Total cash costs (000) (Non-GAAP) (2)	$42,016	$42,731	$132,015	$123,778
Total production costs (000) (Non-GAAP) (2)	$61,520	$56,460	$192,490	$167,596
Total operating costs per ounce (Non-GAAP) (3)	$279	$293	$274	$252
Total cash costs per ounce (Non-GAAP) (3)	$329	$354	$321	$297
Total production costs per ounce (Non-GAAP) (3)	$482	$468	$469	$403
Total operating costs per ton milled (Non-GAAP) (3)	$118	$123	$119	$113
Total cash costs per ton milled (Non-GAAP) (3)	$139	$149	$139	$133
Total production costs per ton milled (Non-GAAP) (3)	$203	$197	$203	$180
Stillwater Mine:
Ounces produced (000)
Palladium	64	61	221	225
Platinum	19	19	67	68

Total	83	80	288	293

Tons milled (000)	160	145	534	526
Mill head grade (ounce per ton)	0.55	0.58	0.57	0.59
Sub-grade tons milled (000) (1)	22	16	59	42
Sub-grade tons mill head grade (ounce per ton)	0.15	0.18	0.16	0.22
Total tons milled (000) (1)	182	161	593	568
Combined mill head grade (ounce per ton)	0.50	0.54	0.53	0.57
Total mill recovery (%)	92	92	92	92
Total operating costs (000) (Non-GAAP) (2)	$22,871	$22,263	$75,715	$69,574
Total cash costs (000) (Non-GAAP) (2)	$27,107	$27,064	$88,978	$82,182
Total production costs (000) (Non-GAAP) (2)	$39,230	$34,694	$128,397	$108,159
Total operating costs per ounce (Non-GAAP) (3)	$274	$281	$263	$237
Total cash costs per ounce (Non-GAAP) (3)	$325	$341	$310	$280
Total production costs per ounce (Non-GAAP) (3)	$470	$437	$447	$369
Total operating costs per ton milled (Non-GAAP) (3)	$126	$138	$128	$123
Total cash costs per ton milled (Non-GAAP) (3)	$149	$168	$150	$145
Total production costs per ton milled (Non-GAAP) (3)	$215	$216	$217	$190

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

OPERATING AND COST DATA FOR MINE PRODUCTION (Continued)
East Boulder Mine :
Ounces produced (000)
Palladium	35	32	96	96
Platinum	10	9	27	27

Total	45	41	123	123

Tons milled (000)	121	126	355	361
Mill head grade (ounce per ton)	0.42	0.38	0.39	0.39
Sub-grade tons milled (000) (1)	—	—	—	—
Sub-grade tons mill head grade (ounce per ton)	—	—	—	—
Total tons milled (000) (1)	121	126	355	361
Combined mill head grade (ounce per ton)	0.42	0.38	0.39	0.39
Total mill recovery (%)	89	87	89	88
Total operating costs (000) (Non-GAAP) (2)	$12,765	$13,123	$36,735	$35,214
Total cash costs (000) (Non-GAAP) (2)	$14,910	$15,667	$43,036	$41,596
Total production costs (000) (Non-GAAP) (2)	$22,290	$21,766	$64,093	$59,437
Total operating costs per ounce (Non-GAAP) (3)	$289	$317	$298	$287
Total cash costs per ounce (Non-GAAP) (3)	$337	$378	$349	$339
Total production costs per ounce (Non-GAAP) (3)	$504	$525	$520	$484
Total operating costs per ton milled (Non-GAAP) (3)	$106	$104	$103	$98
Total cash costs per ton milled (Non-GAAP) (3)	$124	$125	$121	$115
Total production costs per ton milled (Non-GAAP) (3)	$185	$173	$180	$165

(1)	Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2)

Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production).  Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes.  Total production costs include total cash costs plus asset retirement costs and depreciation and amortization.  Income taxes, corporate general and administrative expenses, asset impairment writedowns, gain or loss on disposal of property, plant and equipment, restructuring costs, and interest income and expense are not included in total operating costs, total cash costs or total production costs.  These measures of cost are not defined under U.S.  Generally Accepted Accounting Principles (GAAP).  Please see “Reconciliation of Non-GAAP Measures to Cost of Revenues” below for additional detail.

(3)

Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  Please see “Reconciliation of Non-GAAP Measures to Cost of Revenues” below and the accompanying discussion.

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

SALES AND PRICE DATA
Ounces sold (000)
Mine Production:
Palladium	102	140	332	329
Platinum	33	44	103	96

Total	135	184	435	425
Other PGM activities:
Palladium	121	121	362	292
Platinum	22	24	61	51
Rhodium	7	10	29	14

Total	150	155	452	357

Total ounces sold	285	339	887	782

Average realized price per ounce (4)
Mine Production:
Palladium	$355	$372	$355	$376
Platinum	$820	$819	$824	$842
Combined	$468	$478	$467	$482
Other PGM activities:
Palladium	$184	$216	$187	$238
Platinum	$878	$839	$864	$809
Rhodium	$1,924	$1,013	$1,624	$944
Average market price per ounce (4)
Palladium	$187	$216	$189	$237
Platinum	$896	$835	$877	$845
Combined	$358	$363	$353	$375

(4)

The Company’s average realized price represents revenues, including the effect of contractual floor and ceiling prices, hedging gains and losses realized on commodity instruments, and contract discounts, all divided by total ounces sold.  Prior period amounts have been adjusted to conform to the current period presentation.  The average market price represents the average monthly London PM Fix for palladium, platinum and combined prices and Johnson Matthey quotation for rhodium prices for the actual months of the period.

Reconciliation of Non-GAAP Measures to Cost of Revenues

          The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period.  Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product.  Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed.  Consequently, while cost of revenues (a GAAP measure included in the Company’s Consolidated Statement of Operations and Comprehensive Income/ (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

          While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies.  These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in cost of revenues, they cannot meaningfully be used to develop measures of earnings or profitability.  A reconciliation of these measures to cost of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

          Total Cost of Revenues:  For the Company on a consolidated basis, this measure is equal to consolidated cost of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income (Loss).  For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within cost of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated cost of revenues in proportion to the monthly volumes from each activity.  The resulting total cost of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated cost of revenues as reported in the Company’s Consolidated Statement of Operations and Comprehensive Income (Loss).

          Total Production Costs (Non-GAAP):  Calculated as total cost of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from PGM recycling activities, and timing differences resulting from changes in product inventories.  This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company’s mines.

          When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) – measured for each mine or consolidated – provides an indication of the cost per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely.  Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) – measured for each mine or consolidated – provides an indication of the cost per ounce produced in that period.  Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period.  Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines.  Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

          Total Cash Costs (Non-GAAP):  This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or consolidated.  The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

          When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) – measured for each mine or consolidated – provides an indication of the level of cash costs incurred per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely.  Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) – measured for each mine or consolidated – provides an indication of the level of cash costs incurred per PGM ounce produced in that period.  Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period.  Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines.  Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

          Total Operating Costs (Non-GAAP):  This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax, and insurance expenses from Total Cash Costs (Non-GAAP).  Royalties, taxes, and insurance costs are contractual or governmental obligations outside of the control of the Company’s mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency.  Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

          When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) – measured for each mine or consolidated – provides an indication of the level of controllable cash costs incurred per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely.  Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) – measured for each mine or consolidated – provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period.  Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period.  Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines.  Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Cost of Revenues

	Three months ended September 30,		Nine months ended September 30,

(in thousands,)	2005	2004	2005	2004

Consolidated:
Reconciliation to consolidated cost of revenues:
Total operating costs (Non-GAAP)	$35,635	$35,386	$112,450	$104,788
Royalties, taxes and other	6,381	7,345	19,565	18,990

Total cash costs (Non-GAAP)	$42,016	$42,731	$132,015	$123,778
Asset retirement costs	151	94	381	277
Depreciation and amortization	19,353	13,635	60,094	43,541

Total production costs (Non-GAAP)	$61,520	$56,460	$192,490	$167,596
Change in product inventory	35,466	48,829	103,221	58,420
Costs of PGM recycling	22,552	22,062	61,872	48,206
PGM recycling depreciation	14	12	41	35
Add: Profit from PGM recycling	1,785	2,065	4,888	4,542
(Gain) or loss on sale of assets and other costs	79	—	91	—

Total consolidated cost of revenues	$121,416	$129,428	$362,603	$278,799

Stillwater Mine:
Reconciliation to cost of revenues:
Total operating costs (Non-GAAP)	$22,871	$22,263	$75,715	$69,574
Royalties, taxes and other	4,236	4,801	13,263	12,608

Total cash costs (Non-GAAP)	$27,107	$27,064	$88,978	$82,182
Asset retirement costs	109	77	258	227
Depreciation and amortization	12,014	7,553	39,161	25,750

Total production costs (Non-GAAP)	$39,230	$34,694	$128,397	$108,159
Change in product inventory	6,799	11,735	9,808	2,435
Add: Profit from PGM recycling	1,147	1,351	3,391	3,149
(Gain) or loss on sale of assets and other costs	74	—	63	—

Total cost of revenues	$47,250	$47,780	$141,659	$113,743

East Boulder Mine:
Reconciliation to cost of revenues:
Total operating costs (Non-GAAP)	$12,765	$13,123	$36,735	$35,214
Royalties, taxes and other	2,145	2,544	6,301	6,382

Total cash costs (Non-GAAP)	$14,910	$15,667	$43,036	$41,596
Asset retirement costs	42	17	123	50
Depreciation and amortization	7,338	6,082	20,934	17,791

Total production costs (Non-GAAP)	$22,290	$21,766	$64,093	$59,437
Change in product inventory	(1,588)	8,781	(2,469)	1,248
Add: Profit from PGM recycling	638	714	1,497	1,393
(Gain) or loss on sale of assets and other costs	5	—	28	—

Total cost of revenues	$21,345	$31,261	$63,149	$62,078

Other PGM activities:
Reconciliation to cost of revenues:
Change in product inventory	$30,255	$28,313	$95,882	$54,737
PGM recycling depreciation	14	12	41	35
Costs of PGM recycling	22,552	22,062	61,872	48,206

Total cost of revenues	$52,821	$50,387	$157,795	$102,978

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

Revenues:
Mine production	$62,996	$88,034	$203,030	$204,681
PGM Recycling	24,025	23,824	65,983	52,010
Sales of palladium received in the Norilsk Nickel transaction and other	32,097	32,707	102,919	72,774

Total revenues	119,118	144,565	371,932	329,465
Costs and expenses:
Cost of metals sold:
Mine production	49,242	65,406	144,714	132,280
PGM Recycling	22,552	22,062	61,872	48,206
Sales of palladium received in Norilsk Nickel transaction and other	30,255	28,313	95,882	54,737

Total cost of metals sold	102,049	115,781	302,468	235,223
Depreciation and amortization:
Mine production	19,353	13,635	60,094	43,541
PGM Recycling	14	12	41	35

Total depreciation and amortization	19,367	13,647	60,135	43,576

Total costs of revenues	121,416	129,428	362,603	278,799
General and administrative	4,933	6,674	14,822	14,323
Loss on disposal of property, plant and equipment	107	2,017	182	1,942

Total costs and expenses	126,456	138,119	377,607	295,064
Operating income (loss)	(7,338)	6,446	(5,675)	34,401
Other income (expense)
Interest income	1,275	488	3,468	1,159
Interest expense	(3,041)	(7,875)	(8,719)	(15,137)

Income (loss) before income taxes and cumulative effect of change in accounting	(9,104)	(941)	(10,926)	20,423
Income tax (provision)	(10)	(3)	(13)	(3)

Income (loss) before cumulative effect of change in accounting	(9,114)	(944)	(10,939)	20,420
Cumulative effect of change in accounting method	—	—	6,035

Net income (loss)	$(9,114)	$(944)	$(10,939)	$26,455

Other comprehensive (loss)	(9,180)	(5,103)	(11,137)	(2,189)

Comprehensive income (loss)	$(18,294)	$(6,047)	$(22,076)	$24,266

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share amounts)

(Continued)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) before cumulative effect of change in accounting	$(9,114)	$(944)	$(10,939)	$20,420
Cumulative effect of change in accounting	—	—	—	6,035

Net income (loss)	$(9,114)	$(944)	$(10,939)	$26,455

Weighted average common shares outstanding
Basic	90,775	90,288	90,626	90,111
Diluted	90,775	90,288	90,626	90,372
Basic earnings (loss) per share
Income (loss) before cumulative effect of change in accounting	$(0.10)	$(0.01)	$(0.12)	$0.22
Cumulative effect of change in accounting	—	—	—	0.07

Net income (loss)	$(0.10)	$(0.01)	$(0.12)	$0.29

Diluted earnings (loss) per share
Income (loss) before cumulative effect of change in accounting	$(0.10)	$(0.01)	$(0.12)	$0.22
Cumulative effect of change in accounting	—	—	—	0.07

Net income (loss)	$(0.10)	$(0.01)	$(0.12)	$0.29

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(in thousands, except share and per share amounts)

	September 30, 2005	December 31, 2004

ASSETS
Current assets
Cash and cash equivalents	$108,060	$96,052
Restricted cash	2,685	2,650
Investments	29,223	13,150
Inventories	93,326	159,942
Accounts receivable	25,732	18,186
Deferred income taxes	3,886	6,247
Other current assets	14,865	7,428

Total current assets	277,777	303,655

Property, plant and equipment, net	441,159	434,924
Other noncurrent assets	6,486	6,139

Total assets	$725,422	$744,718

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$15,293	$15,029
Accrued payroll and benefits	15,180	13,395
Property, production and franchise taxes payable	6,554	9,183
Current portion of long-term debt and capital lease obligations	1,867	1,986
Portion of debt repayable upon liquidation of finished palladium in inventory	12,360	19,076
Fair value of derivative instruments	16,102	4,965
Other current liabilities	4,297	3,604

Total current liabilities	71,653	67,238
Long-term debt and capital lease obligations	134,543	143,028
Deferred income taxes	3,886	6,247
Other noncurrent liabilities	19,476	15,476

Total liabilities	229,558	231,989

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 90,852,298 and 90,433,665 shares issued and outstanding	908	904
Paid-in capital	609,707	604,177
Accumulated deficit	(94,857)	(83,918)
Accumulated other comprehensive loss	(16,102)	(4,965)
Unearned compensation - restricted stock awards	(3,792)	(3,469)

Total stockholders’ equity	495,864	512,729

Total liabilities and stockholders’ equity	$725,422	$744,718

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,

	2005	2004	2005	2004

Cash flows from operating activities
Net income (loss)	$(9,114)	$(944)	$(10,939)	$26,455
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	19,367	13,647	60,135	43,576
Inventory Adjustment	1,427	—	1,427	—
Cumulative effect of change in accounting method	—	—	—	(6,035)
Stock issued under employee benefit plans	1,152	755	3,470	2,842
Amortization of debt issuance costs	140	4,258	459	4,700
Share-based compensation	656	412	1,711	686
Loss on disposal of property, plant and equipment	107	2,017	182	1,942
Changes in operating assets and liabilities:
Inventories	22,171	38,356	65,189	39,238
Accounts receivable	(2,727)	(730)	(7,546)	(14,744)
Accounts payable	756	1,415	264	2,727
Other	(4,027)	1,331	(4,172)	(1,115)

Net cash provided by operating activities	29,908	60,517	110,180	100,272

Cash flows from investing activities
Capital expenditures	(26,565)	(20,905)	(66,787)	(55,797)
Purchases of investments	(29,223)	(14,100)	(51,894)	(25,100)
Proceeds from sale and maturities of investments	—	3,500	35,821	11,700

Net cash used in investing activities	(55,788)	(31,505)	(82,860)	(69,197)

Cash flows from financing activities
Proceeds from long-term financing, net	—	140,000	—	140,000
Payments on long-term debt and capital lease obligations	(7,397)	(128,241)	(15,342)	(129,205)
Issuance of common stock, net of stock issue costs	21	267	30	2,747
Payment for debt issuance costs	—	(3,756)	—	(3,838)

Net cash provided by (used in) financing activities	(7,376)	8,270	(15,312)	9,704

Cash and cash equivalents
Net increase (decrease)	(33,256)	37,282	12,008	40,779
Balance at beginning of period	141,316	39,158	96,052	35,661

Balance at end of period	$108,060	$76,440	$108,060	$76,440

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